Exhibit 5.1

August 10, 2020
Sprout Social, Inc.
131 South Dearborn St., Suite 700
Chicago, Illinois 60603
Re:  Form S-1 Registration Statement
Ladies and Gentlemen:
We have acted as special counsel to Sprout Social, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 initially filed with the Securities and Exchange Commission (the “Commission”) on August 10, 2020 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration by the Company of 6,900,000 shares (the “Shares”) of its Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), including 1,500,000 shares of Class A Common Stock (and up to 112,500 shares of Class A Common Stock pursuant to an overallotment option granted to the underwriters) to be issued by the Company (the “Company Shares”) and 4,500,000 shares of Class A Common Stock (and up to 787,500 shares of Class A Common Stock pursuant to an overallotment option granted to the underwriters) to be sold by the selling stockholders (the “Selling Stockholder Shares”) identified in the Registration Statement.
This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.
In rendering the opinion set forth below, we examined and relied upon such certificates corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion, including the Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Registration Statement. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Company Shares have been duly authorized and, when the Shares are delivered to the Company’s underwriters against payment of the agreed consideration therefor in accordance with the underwriting agreement, the Shares will be validly issued, fully paid and nonassessable and (ii) the Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable.
The opinions expressed herein are based upon and limited to the General Corporation Law of the State of Delaware, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. We express no opinion herein as to any other laws, statutes, regulations or ordinances.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ Winston & Strawn LLP